UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2016

CEL-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8229 Boone Blvd. #802
Vienna, VA 22182
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code:  (703) 506-9460

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.01    Entry Into a Material Definitive Agreement.

On May 17, 2016 CEL-SCI Corporation sold 10,000,000 shares of its common stock for $5,000,000 or $0.50 per share, in a registered direct offering. The investors in this offering also received Series Z warrants which entitle the investors to purchase up to 6,600,000 shares of CEL-SCI's common stock. The Series Z warrants may be exercised at any time on or after November 23, 2016 and on or before November 23, 2021 at a price of $0.55 per share.

CEL-SCI has agreed to pay Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC, the placement agent for this offering, a cash commission of $350,000.  CEL-SCI has also agreed to issue 500,000 Series ZZ warrants to Rodman & Renshaw as part of their compensation.  The Series ZZ warrants may be exercised at any time on or after November 23, 2016 and on or before May 18, 2021 at a price of $0.55 per share.

CEL-SCI has filed with the Securities and Exchange Commission a prospectus supplement to its shelf Registration Statement on Form S-3 registering the shares of common stock and warrants sold in this offering.

The transaction is expected to close on or before May 23, 2016.  CEL-SCI will receive net proceeds of approximately $4,550,000 from the sale of the securities described above, after deductions for the placement agent's commissions and offering expenses.

On May 18, 2016, the Company issued a press release announcing that it had commenced the offering. A copy of this press release is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit	Description

1.1	Placement Agent Agreement dated May 17, 2016, by and among CEL-SCI Corporation and Rodman & Renshaw.

4 (g)	Form of Warrant (Series Z).

4 (h)	Placement Agent Warrant (Series ZZ).

5	Opinion of Hart & Hart, LLC.

10(jjj)	Form of Securities Purchase Agreement

23	Consent of Hart & Hart, LLC.

99.1	Press Release dated May 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEL-SCI CORPORATION

Date: May 18, 2016	By:	/s/ Patricia B. Prichep
Patricia B. Prichep
Senior Vice President of Operations